                                                                     EXHIBIT 4.1

                              NINTH AMENDMENT TO
                          FIRST AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                   CHARLES E. SMITH RESIDENTIAL REALTY L.P.

       THIS NINTH AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CHARLES E. SMITH RESIDENTIAL REALTY L.P. (this "Ninth Amendment"), dated as of June 30, 1997, is entered into by Charles E. Smith Residential Realty, Inc., a Maryland corporation, as general partner (the "General Partner") of Charles E. Smith Residential Realty L.P. (the "Partnership"), for itself and on behalf of the limited partners of the Partnership.

       WHEREAS, Section 4.2.B of the First Amended and Restated Agreement of Limited Partnership of the Partnership (as heretofore amended, the "Partnership Agreement") provides that the General Partner shall not issue additional convertible securities containing the right to subscribe for or purchase shares of Common Stock of the General Partner ("REIT Shares" and collectively, the "New Securities"), other than to all holders of REIT Shares, unless the General Partner causes the Partnership to issue to the General Partner Partnership Interests having designations, preferences and other rights, all such that the economic interests are substantially the same as those of the New Securities;

       WHEREAS, the General Partner has entered into a Series A Cumulative Convertible Redeemable Preferred Share Purchase Agreement dated as of May, 15, 1997, pursuant to which the General Partner has agreed to issue shares of a newly created series of capital stock, designated Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock");

       WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.2 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Units, to be entitled Series A Cumulative Convertible Redeemable Preferred Units (the "Series A Preferred Units"), and to set forth the designations, rights, powers, preferences and duties of such Series A Preferred Units, which are substantially the same as those of the Series A Preferred Stock, and (ii) to make certain other changes to the Partnership Agreement;

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

       1. Article I of the Partnership Agreement is hereby amended to add the following definitions:

               "Common Unit" means a Partnership Unit that is not a Preferred Unit. The Class A Units and Class B Units are Common Units.

               "Common Unit Available Cash" has the meaning set forth in Section 5.1.B.

               "Liquidation Preference Amount" means, with respect to any Preferred Unit as of any date of determination, the amount (including accrued and unpaid distributions to the date of determination) payable with respect to such Preferred Unit (as established by the instrument designating such Preferred Unit) upon the voluntary or involuntary dissolution or winding up of the Partnership as a preference over distributions to Units ranking junior to such Preferred Unit.

               "Preferred Unit" means any Partnership Unit issued from time to time pursuant to Section 4.2 hereof that is specifically designated by the General Partner at the time of its issuance as a Preferred Unit.
       Each class or series of Preferred Units shall have such designations, preferences, and relative, participating, optional, or other special rights, powers, and duties, including rights, powers, and duties senior to the Common Units, all as determined by the General Partner, subject to compliance with the requirements of Section 4.2 hereof.

In addition, the definitions of "Partnership Unit," "Percentage Interest," and "REIT Shares Amount" appearing in Article 1 of the Partnership Agreement are hereby deleted in their entirety and the following definitions are inserted in their place:

               "Partnership Unit" means a fractional undivided share of a class or series of Partnership Interests. The ownership of Partnership Units shall be evidenced by such form of certificate as the General Partner may adopt from time to time on behalf of the Partnership. Without limitation on the authority of the General Partner as set forth in Section 4.2 hereof (but subject to the limitations thereof), the General Partner may designate any Partnership Units, when issued, as Common Units or as Preferred Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units.

               "Percentage Interest" means, as to a Partner, with respect to any class or series of Partnership Units held by such Partner, its interest in such class or series of Partnership Units as determined by dividing the number of Partnership Units in such class or series owned by such Partner by the total number of Partnership Units in such class or series then outstanding. For purposes of determining the rights and relationships among the various classes and series of Partnership Units, Preferred Units shall not be considered to have any share of the aggregate Percentage Interest in the Partnership unless, and only to the extent, provided otherwise in the instrument creating such class or series of Preferred Units.

               "REIT Shares Amount" means a number of REIT Shares equal to the product of the number of Common Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the "rights"), then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

       2. Section 4.2 of the Partnership Agreement is hereby amended by adding after Section 4.2.C the following section:

               D.  Series A Preferred Units.  Under the authority granted to it
                   ------------------------
       by Section 4.2.A hereof, the General Partner hereby establishes an additional class of Partnership Units entitled "Series A Cumulative Convertible Redeemable Preferred Units" (the "Series A Preferred Units"). Series A Preferred Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit F hereto.
                                                 ---------

       3. Section 5.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

          Section 5.1  Requirement and Characterization of Distributions
                       -------------------------------------------------

               A. The General Partner shall distribute at least quarterly an amount equal to 100% of Available Cash generated by the Partnership during such quarter or shorter period to the Partners who are Partners on the Partnership Record Date with respect to such quarter or shorter period in the following order of priority:

          (i) First, to the holders of Preferred Units in such amount as is required for the Partnership to pay all distributions with respect to such Preferred Units due or payable in accordance with the instruments designating such Preferred Units through the last day of such quarter or shorter period; such distributions shall be made to such Partners in such order of priority and with such preferences as have been established with respect to such Preferred Units as of the last day of such calendar quarter or shorter period; and then

          (ii) To the Partners in proportion to their respective Percentage Interests in the Common Units on such Partnership Record Date, subject to the provisions of Section 5.1.B and 5.1.C;

     provided that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to distribute Available Cash to the Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Partnership by a

     Limited Partner under Section 707 of the Code or the Regulations thereunder; provided that the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated.

               B. If for any quarter or shorter period with respect to which a distribution is to be made (a "Distribution Period") Class B Units are outstanding on the Partnership Record Date for such Distribution Period, the General Partner shall allocate the Available Cash with respect to such Distribution Period available after distributions to all Preferred Units ("Common Unit Available Cash") between the Partners who are holders of Class A Units ("Class A") and the Partners who are holders of Class B Units ("Class B") as follows:

               1) Class A shall receive that portion of the Common Unit Available Cash (the "Class A Share") determined by multiplying the amount of Available Cash by the following fraction:
                                       A x Y
                                  -----------------
                                   (A x Y)+(B x X)

               2) Class B shall receive that portion of the Common Unit Available Cash (the "Class B Share") determined by multiplying the amount of Available Cash by the following fraction:
                                       B x X
                                 -------------------
                                   (A x Y)+(B x X)

               3) For purposes of the foregoing formulas, (i) "A" equals the number of Class A Units outstanding on the Partnership Record Date for such Distribution Period; (ii) "B" equals the number of Class B Units outstanding on the Partnership Record Date for such Distribution Period; (iii) "Y" equals the number of days in the Distribution Period; and (iv) "X" equals the number of days in the Distribution Period for which the Class B Units were issued and outstanding.

          The Class A Share shall be distributed among Partners holding Class A Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class A Units held by each Partner on such Partnership Record Date; provided that in no event may a Partner receive a distribution of Available Cash with respect to a Class A Unit if a Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Class A Unit has been redeemed or exchanged. The Class B Share shall be distributed among the Partners holding Class B Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class B Units held by each Partner on such Partnership Record Date. In no event shall any Class B Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Class B Units are issued.

               C. In the event that Class B Units which have been issued on different dates are outstanding on the Partnership Record Date for any Distribution Period, then the Class B Units issued on each particular date shall be treated as a separate series of Common Units for purposes of making the allocation of Common Unit Available Cash for such Distribution Period among the holders of Common Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two series of Class B Units are outstanding on the Partnership Record Date for any Distribution Period, the allocation formula for each series, "Series B\\1\\" and "Series B\\2\\," would be as follows:

               1) Series B\\1\\ shall receive that portion of the Common Unit Available Cash determined by multiplying the amount of Common Unit Available Cash by the following fraction:

                                       B\\1\\ x X\\1\\
                         -------------------------------------------
                         (A x Y)+(B\\1\\ x X\\1\\)+(B\\2\\ x X\\2\\)

               2) Series B\\2\\ shall receive that portion of the Common Unit Available Cash determined by multiplying the amount of Common Unit Available Cash by the following fraction:

                                       B\\2\\ x X\\2\\
                         -------------------------------------------
                         (A x Y)+(B\\1\\ x X\\1\\)+(B\\2\\ x X\\2\\)

               3) For purposes of the foregoing formulas the definitions set forth in Section 5.1.B.3 remain the same except that (i) "B\\1\\" equals the number of Common Units in Series B\\1\\ outstanding on the Partnership Record Date for such Distribution Period; (ii) "B\\2\\" equals the number of Common Units in Series B\\2\\ outstanding on the Partnership Record Date for such Distribution Period; (iii) "X\\1\\" equals the number of days in the Distribution Period for which the Partnership Units in Series B\\1\\ were issued and outstanding; and
          (iv) "X\\2\\" equals the number of days in the Distribution Period for which the Common Units in Series B\\2\\ were issued and outstanding.

               D. Notwithstanding anything to the contrary contained herein, in no event shall a Partner receive a distribution of Available Cash with respect to any Common Unit with respect to any quarter or shorter period until such time as the Partnership has distributed to the holders of Preferred Units an amount sufficient to pay all distributions payable with respect to such Preferred Units through the last day of such quarter or shorter period, in accordance with the instruments designating such Preferred Units.

       4. Section 6.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

            6.1  Allocations For Capital Account Purposes
                 ----------------------------------------

            For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

            A. Net Income.  After giving effect to the special allocations set
               ----------
       forth in Section 1 of Exhibit C (including Subparagraph F thereof regarding the allocation of income to holders of Preferred Units), Net Income shall be allocated in the following manner and order of priority:

            (1) To the General Partner until the cumulative allocations of Net Income under this Section 6.1.A(1) equal the cumulative Net Losses allocated to the General Partner under Section 6.1.B(3) hereof.

            (2) To those Partners who have received allocations of Net Loss under Section 6.1.B(2) hereof until the cumulative allocations of Net Income under this Section 6.1.A(2) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

            (3) To the Partners until the cumulative allocations of Net Income under this Section 6.1.A(3) equal the cumulative allocations of Net Loss to such Partners under Section 6.1.B.(1) hereof (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner).

            (4) Any remaining Net Income shall be allocated to the Partners who hold Common Units in proportion to their respective Percentage Interests as holders of Common Units.

            B. Net Losses.  After giving effect to the special allocations set
               ----------
       forth in Section 1 of Exhibit C, Net Losses shall be allocated to the Partners as follows:

            (1) To the Partners who hold Common Units in accordance with their respective Percentage Interests as holders of Common Units, except as otherwise provided in this Section 6.1.B.

            (2) To the extent that an allocation of Net Loss under Section 6.1.B(1) would cause a Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit of such Partner), such Net Loss shall instead be allocated to those Partners, if any, for whom such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit. Solely for purposes of this Section 6.1.B(2), the Adjusted Capital Account Deficit, in the case of the

       General Partner, shall be determined without regard to the amount credited to the General Partner's Capital Account for the aggregate Liquidation Preference Amount attributable to the General Partner's Preferred Units. The Net Loss allocated under this Section 6.1.B(2) shall be allocated among the Partners who may receive such allocation in proportion to and to the extent of the respective amounts of Net Loss that could be allocated to such Partners without causing such Partners to have an Adjusted Capital Account Deficit.

            (3)  Any remaining Net Loss shall be allocated to the General
       Partner.

       5. Section 8.6 of the Partnership Agreement is hereby amended by adding new paragraphs 8.6.E and 8.6.F immediately following Section 8.6.D, as follows:

            E. Notwithstanding anything contained in Sections 8.6.A, 8.6.B, 8.6.C, or 8.6.D, no Partner shall be entitled to exercise the Redemption Right pursuant to Section 8.6.A with respect to any Preferred Unit unless
       (i) such Preferred Unit has been issued to and is held by a Partner other than the General Partner, and (ii) the General Partner has expressly granted to such Partner the right to redeem such Preferred Units pursuant to Section 8.6.A.

            F. Preferred Units shall be redeemed, if at all, only in accordance with such redemption rights or options, as are set forth with respect to such Preferred Units (or class or series thereof) in the instruments designating such Preferred Units (or class or series thereof).

       6.   Exhibit C to the Partnership Agreement is hereby amended to add new
Section 1.F. as follows and existing Section 1.F. shall be redesignated as
Section 1.G:

            F.   Priority Allocation With Respect to Preferred Units.  Any
                 ---------------------------------------------------
       remaining items of Partnership gross income or gain for the Partnership
       Year, if any, shall be specially allocated to the General Partner or any other Partner that holds Preferred Units in an amount equal to the excess, if any, of the cumulative distributions received by such Partner for the current Partnership Year and all prior Partnership Years (other than distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Units held by such Partner or amounts paid in redemption of any Preferred Units, except to the extent that the Liquidation Preference Amount or amount paid in redemption includes accrued and unpaid distributions) over the cumulative allocations of Partnership gross income and gain to such Partner under this Section 1.F for all prior Partnership Years.

       7.   Exhibits to Partnership Agreement.
            ---------------------------------

            A. The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership's affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A. In addition to the designation of Series A Preferred Units pursuant to this Ninth Amendment, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

            B. The Partnership Agreement is hereby amended by attaching thereto as Exhibit F the Exhibit F attached hereto.

       8.   General Amendments to Partnership Agreement.
            -------------------------------------------

            (A) Notwithstanding anything in the Partnership Agreement or this Ninth Amendment, all references to Partnership Units in the definition of "Class A Unit" and Sections 11.2.C of the Partnership Agreement shall be deemed to refer solely to Common Units, and not to Preferred Units. The references to Limited Partnership Units and Limited Partnership Interests in Section 7.3.B of the Partnership Agreement shall be deemed to refer only to Common Units held by Limited Partners (or the Common Units that are part of the Limited Partner Interest of the General Partner).

            (B) In addition, references to Partnership Units in the definition of "Cash Amount" and Sections 7.4.D, 7.5.B, 7.5.C, and 8.6 of the Partnership Agreement shall be deemed to refer solely to Class A Units.

            (C)  The reference to Percentage Interests in the last sentence of
Section 4.2.A of the Partnership Agreement shall be deemed to refer to Percentage Interests in the applicable class or series of Partnership Interests.

            (D) Further, the reference to Partnership Interests appearing in Sections 14.1.A and 14.2.A of the Partnership Agreement shall be deemed to refer only to Partnership Interests held with respect to Common Units. The references in Sections 14.1.A, 14.1.D, and 14.2.A of the Partnership Agreement to Percentage Interests of the Limited Partners and Limited Partner Interests (or Limited Partnership Interests) held by the General Partner shall be deemed to refer only to Percentage Interests in Common Units held by Limited Partners or Common Units that are included in the Limited Partner Interest of the General Partner, as the case may be. The references in Section 14.1.D of the Partnership Agreement to Percentage Interests of the Partners shall be deemed to refer solely to the Percentage Interests in Common Units of each Partner.

            (E) The parenthetical phrase in the second sentence of Section 11.5 of the Partnership Agreement shall be revised to read as follows: "(such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units of the same class or series held by Limited Partners are voted, to the extent that such Partnership Units are entitled to vote on such matter)."

            (F) The references in Section 11.6 of the Partnership Agreement to redemption of Partnership Units or Partnership Interests "under Section 8.6" or "pursuant to Section 8.6" shall also be deemed to refer to redemption under the instrument designating the rights of any series or class of Preferred Units.

            (G) The reference to Partnership Units in Exhibit E to the Partnership Agreement shall be deemed to refer solely to Common Units.

       9.   Certain Capitalized Terms.  All capitalized terms used in this Ninth
            -------------------------
Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

       IN WITNESS WHEREOF, the undersigned has executed this Ninth Amendment as of the date first set forth above.

                         CHARLES E. SMITH RESIDENTIAL REALTY, INC., as General Partner of
                         Charles E. Smith Residential Realty L.P.
                         and on behalf of existing Limited Partners



                         By: /s/ Ernest A. Gerardi, Jr.
                            ------------------------------------------
                         Name: Ernest A. Gerardi, Jr.
                              ----------------------------------------
                         Title: President
                               ---------------------------------------

                                   EXHIBIT F

                  DESIGNATION OF THE PREFERENCES, CONVERSION
          AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS
                        AS TO SERIES A PREFERRED UNITS

       The Series A Preferred Units shall have the following designations, preferences, rights, powers and duties:

       (1)  Certain Defined Terms.  The following capitalized terms used in this
            ---------------------
   Exhibit F shall have the respective meanings set forth below:

       "Distribution Date" means (i) for any Distribution Period with respect to which the Partnership pays a distribution on the Class A Units, the date on which such distribution is paid, or (ii) for any Distribution Period with respect to which the Partnership does not pay a distribution on the Class A Units, the date set by the General Partner for payment of dividends on the Series A Preferred Stock.

       "Distribution Period" means quarterly periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence and end on June 30, 1997, and other than the Distribution Period during which any Series A Preferred Units shall be redeemed pursuant to Section 4, which shall end on and include the date of such redemption.

       "Fully Junior Units" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series A Preferred Units have a preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

       "Junior Units" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series0 A Preferred Units have a preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

       "Parity Units" has the meaning ascribed thereto in Section 5(B).

       (2)  Distributions.
            -------------

       (A) The General Partner, in its capacity as the holder of the then outstanding Series A Preferred Units, shall be entitled to receive out of funds legally available therefor, when, as and if declared by the General Partner, distributions payable in cash at the rate per Series A Preferred Unit equal to the greater of (a) $2.02 per annum, prorated as described in
   Section 2(B), or (b)
   the ordinary cash distributions (determined on each Distribution Date) paid on the number of Class A Units, or portion thereof, into which a Series A Preferred Unit is convertible. The distributions referred to in clause (b) of the preceding sentence shall equal the number of Class A Units, or portion thereof, into which a Series A Preferred Unit is convertible, multiplied by the most recent quarterly distribution on a Class A Unit on or before the applicable Distribution Date. If the Partnership pays an ordinary cash distribution on the Class A Units with respect to a Distribution Period after the date on which the Distribution Date is declared pursuant to clause (ii) of the definition of Distribution Date and the distribution calculated with respect to clause (b) of the first sentence of this Section 2(A) is greater than the distribution previously declared on the Series A Preferred Units with respect to such Distribution Period, the Partnership shall pay an additional distribution in respect of the Series A Preferred Units on the date on which the distribution on the Class A Units is paid, in an amount equal to the difference between (y) the distribution calculated pursuant to clause (b) of the first sentence of this Section 2(A) and (z) the amount of distributions previously declared on the Series A Preferred Units with respect to such Distribution Period. Distributions shall begin to accrue and shall be fully cumulative from June 30, 1997, whether or not in any Distribution Period or Periods there shall be funds of the Partnership legally available for the payment of such distributions, and shall be payable quarterly, when, as and if declared by the General Partner, in arrears on each Distribution Date. Accrued and unpaid distributions for any past Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Distribution Date, to the General Partner, on such date as may be fixed by the General Partner for payment of the corresponding dividend on the Series A Preferred Stock. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series A Preferred Units which remains payable.

       (B) The amount of distributions referred to in clause (a) of the first sentence of Section 2(A) shall be equal to $0.505. The distribution for the initial Distribution Period will include a distribution for a single day (i.e., June 30, 1997). The amount of distribution for such initial Distribution Period and any other Distribution Period on the Series A Preferred Units that represents less than a full quarter of a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such Distribution Period. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units that may be in arrears.

       (C) So long as any Series A Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Units. When distributions are not paid full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series A Preferred Units and all distributions declared upon any other class or series of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series A Preferred Units and accumulated and unpaid on such Parity Units.

       (D) So long as any Series A Preferred Units are outstanding, no distributions (other than distributions paid solely in Fully Junior Units or options, warrants or rights to subscribe for or purchase Fully Junior Units) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Units made for purposes of an employee incentive or benefit plan of the General Partner or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership, directly or indirectly (except by conversion into or exchange for Fully Junior Units), unless in each case (i) the full cumulative distributions on all outstanding Series A Preferred Units and any other Parity Units of the Partnership shall have been paid or declared and set apart for payment for all past Distribution Periods with respect to the Series A Preferred Units and all past distribution periods with respect to such Parity Units and (ii) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series A Preferred Units and the current distribution period with respect to such Parity Units.

       (E) No distributions on the Series A Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to indebtedness of either of them, prohibits such declaration, payment, or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

       (3)  Liquidation Preference.
            ----------------------

            (A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the General Partner, in its capacity as holder of the Series A Preferred Units, shall be entitled to receive Twenty Seven Dollars and Eight Cents ($27.08) (the "Series A Liquidation Preference") per Series A Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to the General Partner, in its capacity as such holder; but the General Partner, in its capacity as the holder of Series A Preferred Units shall not be entitled to any further payment; provided that the distribution payable with respect to the Distribution Period containing the date of final distribution shall be equal to the greater of (i) the distribution provided in clause (a) of the first sentence of Section 2(A) or (ii) the distribution determined pursuant to clause (b) of the first sentence of Section 2(A) for the preceding Distribution Period. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable to the General Partner, in its capacity as the holder of Series A Preferred Units, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the General Partner, in its capacity as the holder of such Series A Preferred Units, and the holders of such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series A Preferred Units and such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 3, (x) a consolidation or merger of the Partnership with one or more partnerships, limited liability companies, corporations, real estate investment trusts or other entities and
   (y) a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

            (B) Subject to the rights of the holders of Partnership Units of any series or class ranking on a parity with or prior to the Series A Preferred Units upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the General Partner, in its capacity as the holder of the Series A Preferred Units, as provided in this Section 3, any other series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the General Partner, in its capacity as the holder of the Series A Preferred Units, shall not be entitled to share therein.

       4. Redemption Right.
          ----------------

            (A) Except as provided in Section 4(B), the Series A Preferred Units shall not be redeemable prior to May 15, 2003. On and after May 15, 2003, the General Partner may cause the Partnership to redeem the Series A Preferred Units, in whole or in part, (x) for Class A Units, subject to the conditions set forth in paragraph (i) below, or (y) for cash in an amount per Series A Preferred Unit equal to the Series A Liquidation Preference plus accrued and unpaid distributions (the "Redemption Price"), in each case subject to the conditions set forth below.

      (i) The Series A Preferred Units shall be redeemed only if the General Partner shall concurrently therewith redeem an equivalent number of shares of Series A Preferred Stock for REIT Shares or cash, as the case may be. Such redemption of Series A Preferred Units shall occur substantially concurrently with the redemption by the General Partner of such Series A Preferred Shares (such date of redemption the "Redemption Date").

      (ii) In the event that the General Partner redeems shares of Series A Preferred Stock in exchange for REIT Shares, an equivalent number of Series A Preferred Units shall be converted into a number of Class A Units equal to (x) the number of REIT Shares issued by the General Partner in redemption of such shares of Series A Preferred Stock divided by (y) the Conversion Factor.

      (iii) In the event that the General Partner redeems shares of Series A Preferred Stock for cash (including payments of cash in lieu of fractional REIT Shares), the Partnership shall redeem a like number of Series A Preferred Units in exchange for the amount of cash that the General Partner is required to pay pursuant to the terms of the Series A Preferred Stock in connection with such redemption.

      (iv) Upon any redemption of Series A Preferred Units, the Partnership shall pay any accrued and unpaid distributions with respect to the Series A Preferred Units being redeemed for any Distribution Period ending on or prior to the Redemption Date. If the Redemption Date falls after a Partnership Record Date and prior to the corresponding Distribution Date, then the General Partner, in its capacity as the holder of the Series A Preferred Units being redeemed, shall be entitled to distributions payable on the corresponding Distribution Date notwithstanding the redemption of such Series A Preferred Units before such Distribution Date. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Units called for redemption.

      (v) Any Class A Unit issued upon redemption of the Series A Preferred Units shall be validly issued, fully paid and non-assessable.

            (B) In the event that the General Partner is required to redeem any shares of Series A Preferred Stock pursuant to the terms thereof, the Partnership shall redeem an equivalent number of Series A Preferred Units for consideration equal to the consideration payable by the General Partner upon redemption of such shares of Series A Preferred Stock.

       5.   Conversion to Class A Units.
            ---------------------------

            (A) In the event that a holder of Series A Preferred Stock exercises its right to convert such Series A Preferred Stock into REIT Shares, then, concurrently therewith, an equivalent number of Series A Preferred Units shall be automatically converted into a number of Class A Units equal to (x) the number of REIT Shares issued upon conversion of such Series A Preferred Shares divided by (y) the Conversion Factor. Any such conversion will be effective at the same time as the conversion of Series A Preferred Stock into REIT Shares is effective.

            (B) The General Partner, in its capacity as the holder of Series A Preferred Units that are converted pursuant to this Section 4 effective during the period after a Partnership Record Date and prior to the opening of business on the corresponding Distribution Date, shall not be entitled to receive the distribution payable on such Series A Preferred Units on such Distribution Date notwithstanding such conversion thereof following the corresponding Partnership Record Date and prior to such Distribution Date.

       6.   Ranking.  Any class or series of  Partnership Units shall be deemed
            -------
   to rank:

            (A) prior to the Series A Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Units;

            (B) on a parity with the Series A Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series A Preferred Units, if the holders of such class or series of Partnership Units and the Series A Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other ("Parity Units");

            (C) junior to the Series A Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Junior Units; and

            (D) junior to the Series A Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Fully Junior Units;

       7.   Voting.  Except as required by law, the General Partner, in its
            ------
   capacity as the holder of the Series A Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

       8.   Restriction on Ownership.  The Series A Preferred Units shall be
            ------------------------
   owned and held solely by the General Partner.

       9.   General.  The rights of the General Partner, in its capacity as the
            -------
   holder of the Series A Preferred Units, are in addition to and not in limitation on any other rights or authority of the General partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit F shall be deemed to limit or otherwise restrict any rights or
   ---------
   authority of the General Partner under the Agreement, other than in its capacity as the holder of the Series A Preferred Units.

                              *     *     *     *